Exhibit 5.1

May 29, 2024

Pineapple Financial Inc.

200-111 Gordon Baker Road

Toronto, Ontario M2H 3R1

Dear Sirs/Mesdames:

Re:	Pineapple Financial Inc.

We have acted as counsel to Pineapple Financial Inc. (the “Corporation”) in the province of Ontario (the “Province”) and are rendering this opinion in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the registration rights agreement dated May 10, 2024 between the Corporation and Brown Stone Capital Ltd. (“Brown Stone”). Under the Registration Statement, Brown Stone may sell up to 13,910,991 common shares of the Corporation (“Common Shares”) from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of the offering.

For the purposes of our opinion below, we have relied solely on:

(i)	a certificate of an officer of the Corporation dated May 29, 2024 (the “Officer’s Certificate”) certifying the Articles of Continuance and by-laws of the Corporation; and

(ii)	a Certificate of Compliance dated May 29, 2024 (the “Certificate of Compliance”) issued pursuant to the Canada Business Corporations Act (the “CBCA”) relating to the Corporation.

Whenever our opinion refers to shares of the Corporation whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Corporation by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Corporation. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Corporation and certificates of officers provided to us by the Corporation.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Bay Adelaide Centre – North Tower 40 Temperance Street Suite #2700 Toronto, Ontario M5H 0B4

416.361.3200 888.727.9948 416.361.1405 Fax cozen.com

May 29, 2024

In rendering the opinion expressed in paragraph 1 hereof, we have relied exclusively and without independent investigation upon the Certificate of Compliance, which we assume continues to be accurate on the date hereof.

Our opinions expressed in paragraph 2 hereof is subject to the qualification that all necessary corporate action will have been taken in accordance with the CBCA to duly authorize the issuance, sale and delivery of the applicable Common Shares including, without limitation, to set the issue price therefor.

Other than our review of the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Corporation.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Corporation exists under the CBCA, has filed the required annual returns and has paid all prescribed fees required under the CBCA; and

2.	upon full receipt of payment of the issue price of the Common Shares and the issuance thereof, the Common Shares to be sold pursuant to the Registration Statement will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

Cozen O’Connor LLP

COZEN O’CONNOR LLP